(logo)
                                                                    Exhibit 23.6

                         INDEPENDENT AUDITOR'S CONSENT


One Valley Bancorp, Inc.
Summers and Lee Streets
P.O. Box 1793
Charleston, West Virginia 25326


We consent to the incorporation in this Registration Statement on Form S-4 of our report dated January 30, 1998, on the consolidated statements of financial condition of FFVA Financial Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows of each of the three years in the period ended December 31, 1997, as filed with the Securities and Exchange Commission on June 19, 1998.


                                    Cherry, Bekaert & Holland, L.L.P.


June 18, 1998
Lynchburg, Virginia